Exhibit (a)(1)(G)

Fidelity Management Trust Company

Mail: 200 Seaport Blvd., V7D, Boston, MA 02110

Office: 245 Summer St., Boston, MA 02210

IMMEDIATE ATTENTION REQUIRED

Re:          Air Methods Corporation Tender Offer

Dear Plan Participant:

Our records reflect that, as a participant in the Air Methods Corporation 401(k) Plan (the “Plan”), all or a portion of your individual account is invested in shares of the Air Methods Stock Fund (the “Stock Fund”). As a participant in the Plan, you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, to tender the Air Methods shares you own in the Plan.

ASP AMC Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of ASP AMC Intermediate Holdings, Inc., a Delaware corporation (“Parent”), which is beneficially owned by certain affiliated funds managed by American Securities LLC, a New York limited liability company, is offering to purchase all outstanding shares (the “Shares”) of Air Methods Corporation (“Air Methods”) at a purchase price of $43.00 per Share (the “Offer Price”) subject to terms and conditions set forth in the enclosed Offer to Purchase, dated March 23, 2017 (the “Offer to Purchase”).

Enclosed with your materials is a Trustee Direction Form that you can use to direct Fidelity to make a decision to tender with respect to Shares credited to your account. If you wish to direct Fidelity concerning your account, you will need to complete the enclosed Trustee Direction Form and return it to Fidelity’s tabulator in the return envelope provided so that your directions are RECEIVED by 4:00 p.m., New York City time, on April 17, 2017, unless the shareholder election deadline is extended. If the shareholder election deadline is extended and if administratively feasible, the deadline for receipt of your direction will be 4:00 p.m., New York City time, on the third business day prior to the shareholder election deadline, as extended.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing Fidelity regarding your tender election. Please also read in their entirety the enclosed Offer to Purchase and Schedule 14D-9 / Recommendation Statement provided by Air Methods.

PARTICIPANT RIGHTS UNDER THE PLAN

The right to tender Shares for cash extends to the Shares held by the Plan. Only Fidelity, as trustee of the Plan, can tender the Shares held by the Plan. Nonetheless, as a participant in the Plan, you may direct Fidelity to tender the Shares credited to your individual account, as further described below.

Unless otherwise required by applicable law, Fidelity will tender the Shares credited to participant accounts in accordance with participant directions, and Fidelity will not tender Shares credited to participant accounts for which it does not receive timely directions. Please note that if you do not properly complete the enclosed Direction Form and return it to Fidelity’s tabulator in a timely manner, or do not provide timely directions via the Internet, unless otherwise required by law Fidelity will not tender Shares credited to your account.

Fidelity makes no recommendation regarding the Offer. EACH PARTICIPANT MUST INDEPENDENTLY DECIDE WHETHER OR NOT TO DIRECT FIDELITY TO TENDER HIS OR HER PLAN SHARES.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity’s tabulator will tabulate Plan participant directions. The tabulator will not make the results of your individual direction available to Air Methods or American Securities LLC.

PROCEDURE FOR DIRECTING THE TRUSTEE

You may provide direction to the Trustee through the Postal Service or through electronic submission. Instructions are provided below.

Via Mail Submission - Enclosed is a Direction Form that should be completed and returned in the enclosed envelope. You may also utilize the Internet to provide your directions. Please note that the number of Shares credited to your individual account as of March 22, 2017 is indicated on the form, above your 16-digit control number. However, for purposes of the final tabulation of the tender elections, Fidelity will apply your directions to the number of Shares credited to your account as of Monday, April 17, 2017. In the event that the Air Methods shareholder tender election deadline is extended, Fidelity, if feasible, will apply your direction to the number of Shares credited to your account as of three business days prior to the new Air Methods shareholder tender election deadline.

To properly complete the Direction Form with respect to the Offer, you must elect from the following three choices:

1.                                      Tender all Shares credited to your account. Check Box 1 to direct Fidelity to elect to tender all Shares credited to your account for $43.00 in cash per Share, pursuant to the terms of the Offer.

2.                                      Tender none of the Shares credited to your account. Check Box 2 to direct Fidelity not to tender any Shares credited to your account into the Offer.

3.                                      Tender a portion of the Shares credited to your account. Check Box 3 and fill in the blank line provided with the percentage of Shares credited to your account for which you direct Fidelity to tender Shares credited to your account, pursuant to the terms of the Offer Unless otherwise required by law, Fidelity will not tender the remaining Shares credited to your account.

After completing the Direction Form, date and sign the form in the space provided and return the form in the enclosed envelope. You may also utilize the Internet to provide your directions.

Fidelity Brokerage Services LLC, Member NYSE, SIPC

Via Electronic Submission. If you wish to use the Internet to provide your directions to Fidelity, please go to the website www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to Fidelity on the following screen. Fill in the blank box provided with the percentage of Shares credited to your account you wish to direct Fidelity to tender on your behalf. You may choose to elect less than 100%; in such event the remaining percentage of the Shares credited to your account will be considered undirected. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and be asked to make a new election. The website will be available 24 hours per day through 4:00 p.m., New York City time, on Monday, April 17, 2017.

Your tender offer direction will be deemed irrevocable unless withdrawn by 4:00 p.m. New York City time, on Monday, April 17, 2017. In order to make an effective withdrawal of a prior direction, you must submit a new Direction Form, which may be obtained by calling Fidelity at 1-800-835-5097 from 8:00 a.m. through 8:00 p.m. (New York City time) Monday through Friday, or you must provide a new direction through the Internet. Upon receipt of a new direction, your previous direction will be deemed cancelled. Please note that the last timely, properly completed direction received by Fidelity’s tabulator from a participant or beneficiary will be followed.

After the Plan election deadline described above, the tabulator will complete the tabulation of all properly completed and timely delivered directions, and unless otherwise required by law, Fidelity, as trustee of the Plan, will tender the appropriate number of Shares. If you do not properly provide timely directions to Fidelity, unless otherwise required by law, Shares credited to your account will be considered undirected, and Fidelity will not tender any Shares credited to your account.

INDIVIDUAL PARTICIPANTS AND BENEFICIARIES IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE TENDER OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ AND BENEFICIARIES’ ACCOUNTS AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

EFFECT OF THE TENDER OFFER ON YOUR ACCOUNT

Unless the Plan deadline is extended prior to such time, all loans and distributions  involving the Air Methods Company Stock Fund (the “Stock Fund”) will be prohibited effective  as of 4:00 p.m., New York City time on Thursday, April 13, 2017, and all other transactions  regarding the Stock Fund will be prohibited effective as of 4:00 p.m. New York City time on Monday, April 17, 2017, until all processing related to the merger has been completed, unless the Merger Agreement is terminated. Also as of Monday, April 17, 2017, future contribution elections will be redirected to the Fidelity Retirement Government Money Market Fund; you may further re-direct your contribution election into other investment options available under the Plan by visiting www.Netbenefits.com. During this freeze on the Stock Fund, you will be unable to direct or diversify investments into or out of the Stock Fund and you will also be unable to obtain a loan or a distribution from the Plan if you have assets in the Stock Fund.

In the event that the Air Methods shareholder tender offer deadline is extended after such a freeze, if feasible the freeze on transactions involving the Stock Fund will be temporarily lifted until three business days prior to the new Air Methods shareholder tender offer election deadline, as extended, at which time a new freeze on all transactions involving the Stock Fund will commence. You can call Fidelity at 1-800-835-5097 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

In the event that the Merger Agreement is terminated, all Stock Fund freezes will be lifted as soon as feasible and you will again be able to execute transactions available for the Stock Fund.

TENDER OFFER PROCEEDS

Fidelity will invest all proceeds received through the Offer as soon as administratively possible after receipt of such consideration. Cash received by the Plan as a result of the Offer will be invested in the Fidelity Retirement Government Money Market. You may call Fidelity at 1-800-354-7129 (or access your account via the NetBenefits® website at www.netbenefits.com) after the reinvestment is complete to learn more about these and any additional effects of the Offer on your account.

SHARES OUTSIDE THE PLAN

If you hold Shares outside the plan, you will receive, under separate cover, Offer materials which can be used to tender such Shares. Those materials may not be used to direct Fidelity with respect to the Shares credited to your individual account under the Plan. The direction to tender Shares credited to your individual account under the Plan may only be made by means of the enclosed Direction Form and in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Shares.

FURTHER INFORMATION

If you require additional information concerning the procedure to direct Fidelity to tender Shares credited to your individual account under the Plan, please contact Fidelity toll free at 1-800-835-5097. If you require additional information concerning the terms and conditions of the Offer, please contact D.F. King & Co., Inc., the Information Agent, toll free at 1-800-859-8511.

Sincerely,

Fidelity Management Trust Company